ADDENDUM 2 TO AGREEMENT FOR THE AVAILABILITY OF SPACE FOR THE STORAGE OF GOODS AND OFFICES FOR THE MANAGEMENT OF THIS DATED AUGUST 12, 2002

The undersigned:

ProLogis Belgium II BVBA, registered with the RPR under number 0472.435.431, with its offices in Park Hill, Building A, 3rd Floor, Jan Emiel Mommaertslaan 18, B-1831 Diegem and hereby represented by Gerrit Jan Meerkerk, hereinafter referred to as ‘ProLogis II’,

and

Skechers EDC sprl, with its registered office in 4041 Milmort, Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc Industriel, registered with the RPR 0478.543.758, hereby represented by David Weinberg, hereafter referred to as ‘Skechers EDC’ or as ‘CUSTOMER’,

AFTER HAVING CONSIDERED THE FOLLOWING:

1.	On August 12, 2002 ProLogis and Skechers International have signed an “Agreement for the availability of space for the storage of goods and offices for the management of this” concerning the following real estate: ProLogis Park Liège Distribution Center I with a total surface area of approximately 22,458 m [2] and approximately 100 car parking spaces located in the Industrial Park Hauts-Sarts, Milmort, Liège, Avenue du Parc Industriel (hereafter referred to as ‘the Availability Agreement’);

2.	On August 27, 2003 Skechers International transfered all its rights and obligations under the Availability Agreement to Skechers EDC in full accordance with the terms and conditions thereof.

3. ProLogis and the CUSTOMER have now agreed to align the duration of the Availability Agreement with the commencement and duration of the Agreement for the availability of space for the storage of goods and offices for the management of this” concerning the following real estate: ProLogis Park Liège Distribution Center II between Skechers EDC and ProLogis Belgium III sprl (with its registered office in Regus Pegasus Park, Pegasuslaan 5, B-1831 Diegem), of the same date as this Addendum (the “Availability Agreement DC II”).

4. The terms with a capital will have the same meaning as set forth in the Availability Agreement, unless expressly set forth otherwise herein.

HAVE AGREED THE FOLLOWING:
1	Duration of the Availability Agreement Article 5 of the Availability Agreement is replaced as follows :

The availability of the Premises is rendered for a duration of five (5) years as of the Commencement Date provided for in the Availability Agreement DC II, i.e. in principle on 1 April 2009, to which is referred to as the ‘Commencement Date’, unless parties confirm otherwise in writing (if the availability of the Premises starts later than 1 April 2009 and insofar as mutually agreed upon in writing by the Parties).

If either party does not terminate the Agreement by registered mail not later than twelve (12) months prior to the end of the duration set forth in the first paragraph of this Article, i.e. in principle March 31, 2014 or the date as agreed upon between parties in writing as set forth in the preceding paragraph, this Agreement shall be tacitly renewed under the same terms as stipulated in this Agreement for subsequent periods of five (5) years in the absence of the required termination notification by either party, without prejudice to Article 20 and without any compensation to ProLogis nor VAT adjustment to be paid, except as set forth in article 2 of this Agreement. This Agreement will however in any case end by operation of law on the latter of the following dates : March 31, 2029 or the twentieth anniversary of the Commencement Date as agreed upon in writing by the Parties as set forth in this Article. After the latter of these dates, this Agreement can not be renewed in accordance with this paragraph.

Notice needs to be given by bailliff’s writ or by registered letter. Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by certified or registered mail, within five (5) days of deposit in the post office.

2	Various clauses

2.1	The other terms and conditions of the Availability Agreement remain fully applicable between parties with respect to the Premises, except for Articles 20 and 22 of the Availability Agreement which are no longer applicable due to the decision of the CUSTOMER not to commit to use DC III and DC IV.

No amendment or modification of this Addendum shall take effect unless it is in writing and is executed by duly authorized representatives of the parties.

2.2	If one or more of the provisions of this Addendum is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Addendum, each of the parties shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision.

3	Applicable law and competent courts

This Addendum shall be governed by and construed in accordance with Belgian law. In the event of any dispute relating to the conclusion, validity, the implementation or the interpretation of this Addendum, the courts of Liège will have sole and exclusive jurisdiction.

This Agreement was made out in four (4) copies in Milmort, May 20, 2008. Each party acknowledges to have received its original copy.

/s/ Gerrit Jan Meerkerk	/s/ David Weinberg

Gerrit Jan Meerkerk, ProLogis Belgium II Sprl	David Weinberg, Skechers EDC